Exhibit 3.7

RESTATED CERTIFICATE OF INCORPORATION

OF

POTLATCH OPERATING COMPANY

Potlatch Operating Company, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The date of the filing of the original Certificate of Incorporation of Potlatch Operating Company with the Secretary of State of the State of Delaware was September 13, 2005 (the “Original Certificate of Incorporation”).

2. This Restated Certificate of Incorporation, amends, restates and integrates the provisions of the Original Certificate of Incorporation and in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “GCL”), was duly adopted by the sole stockholder and the Board of Directors by written consent in accordance with Sections 228 and 141(f), respectively of the GCL.

3. Pursuant to Section 103(d) of the GCL, this Restated Certificate of Incorporation shall be effective at 8:00 p.m., Eastern Standard Time, on Friday, February 3, 2006.

4. The text of the Original Certificate of Incorporation is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE 1

The name of this Corporation is Potlatch Forest Holdings, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (“GCL”).

ARTICLE 4

This Corporation is authorized to issue one class of stock to be designated “Common Stock,” with a par value of $1.00 per share. The total number of shares which the Corporation is authorized to issue is 1,000 shares.

ARTICLE 5

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE 6

The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE 8

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the Corporation.

ARTICLE 9

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except that this Article 9 shall not eliminate or limit a director’s liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which such director derived an improper personal benefit. If the GCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time.

Any repeal or modification of this Article 9 shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

The provisions of this Article 9 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director which has not been eliminated by the provisions of this Article 9.

ARTICLE 10

The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article 10 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE 11

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation ha caused this certificate to be signed by L. Pendleton Siegel, its Chief Executive Officer, and attested by Malcolm A. Ryerse, its Corporate Secretary, this February 3, 2006.

By:	/s/ L. Pendleton Siegel
L. Pendleton Siegel,
Chief Executive Officer

ATTEST:

/s/ Malcolm A. Ryerse
Malcolm A. Ryerse, Corporate Secretary

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